Exhibit 99.1
AFC Enterprises Appoints Mel Hope as Chief Financial Officer
ATLANTA, Dec. 19 — AFC Enterprises, Inc. (Nasdaq: AFCE), the franchisor and operator of Popeyes® Chicken & Biscuits, today announced the appointment of Mel Hope as Chief Financial Officer effective December 19, 2005. Mr. Hope, who was previously Chief Accounting Officer and Senior Vice President of AFC and Chief Financial Officer of its Popeyes division, succeeds Frederick B. Beilstein who resigned from his position as AFC’s Chief Financial Officer as the Company completed its divestitures and transition of AFC’s multi-brand corporate center to a single brand operations company.
Mr. Hope, age 44, joined AFC in 2003 as Vice President, Finance. In 2005, Mr. Hope was named Senior Vice President of AFC and Chief Financial Officer for Popeyes Chicken & Biscuits, assuming responsibility for all brand finance initiatives while continuing to oversee AFC accounting and finance functions. Since joining AFC, Mr. Hope has played a key role managing AFC’s public company responsibilities and also transitioning the finance, information technology, and outsourcing agreements to the Company’s single brand model. Prior to joining the Company, Mr. Hope was the Chief Financial Officer of First Cambridge HCI Acquisitions LLC, a real estate investment firm. Prior to that, Mr. Hope was a partner with PricewaterhouseCoopers LLP specializing in Accounting and Business Advisory Services. Mr. Hope holds a Bachelor’s degree in Business Administration-Accounting from Belhaven College, where he graduated with honors. Mr. Hope reports directly to Ken Keymer, AFC’s Chief Executive Officer and Popeyes President.
Ken Keymer stated, “Mel’s extensive public and private finance experiences, coupled with his proven commitment to our business, have prepared him well to lead the finance activities for AFC. Mel is a valuable component of the AFC team that we have assembled to lead the Company into the future.”
After 2 years overseeing financial matters for AFC, Mr. Beilstein resigned his position effective December 19, 2005 to become a Managing Partner of Equicorp Partners, LLC, an Atlanta based investment and advisory services firm. During Mr. Beilstein’s tenure, he has been instrumental in driving and implementing the divestiture of the Company’s Church’s Chicken™ and Cinnabon® businesses and the transition of AFC to a standalone Popeyes business.
“Fred has been an integral partner in our efforts to drive value for AFC and all our stakeholders. His extensive experience and commitment to the overall business for the Company has benefited AFC tremendously,” stated AFC Chairman Frank Belatti.
Corporate Profile
AFC Enterprises, Inc. is the franchisor and operator of Popeyes® Chicken & Biscuits, the world’s second-largest quick-service chicken concept based on number of units. As of November 27, 2005, Popeyes had 1,802 restaurants in the United States, Puerto Rico, Guam and 25 foreign countries. AFC has a primary objective to be the world’s Franchisor of Choice® by offering investment opportunities in its Popeyes Chicken & Biscuits brand and providing exceptional franchisee support systems and services. AFC Enterprises can be found on the World Wide Web at www.afce.com.
Contact Information:
Alicia Thompson, VP, Popeyes Communications & Public Relations (404) 459-4572 or popeyescommunications@popeyes.com
Forward-Looking Statement: Certain statements in this release, and other written or oral statements made by or on behalf of AFC or its brand are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: adverse effects on operations from Hurricane Katrina, the Company’s ability to recover related losses from its insurers and the economic impact on consumer spending in markets affected by Katrina, effects of increased gasoline prices, adverse effects of regulatory actions arising in connection with the restatement of our previously issued financial statements, the loss of franchisees and other business partners, failure of our franchisees, the loss of senior management and the inability to attract and retain additional qualified management personnel, a decline in the number of new units to be opened by franchisees, competition from other restaurant concepts and food retailers, the need to continue to improve our internal controls, failure to successfully complete the merger of our AFC corporate function into the Popeyes corporate function, limitations on our business under our 2005 Credit Facility, a decline in our ability to franchise new units, increased costs of our principal food products, labor shortages or increased labor costs, slowed expansion into new markets, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, unexpected and adverse fluctuations in quarterly results, increased government regulation, general economic conditions, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in our 2004 Annual Report on Form 10-K/A and other documents we file with the Securities and Exchange Commission. Therefore, you should not place undue reliance on any forward-looking statements.
The impact of Hurricane Katrina on the Company’s results of operations and financial condition, generally and more specifically on the Company’s New Orleans restaurants remains uncertain. The Company’s ability to reopen restaurants impacted by Hurricane Katrina depends on a number of factors, including but not limited to: the restoration of local and regional infrastructure such as utilities, transportation and other public services; the Company’s ability to obtain services and materials for the repair of its restaurants; the displacement and return of the population in affected locations and the plans of governmental authorities for the rebuilding of affected areas; and the amounts and timing of payments under the Company’s insurance coverage. The Company’s ability to collect its insurance coverage is subject to, among other things, the Company’s insurers not denying coverage of claims, timing matters related to the processing and payment of claims and the solvency of the Company’s insurance carriers. Factors which could limit the Company’s ability to recover total losses from insurance proceeds include: the percentage of losses ultimately attributable to wind versus flood perils, the business interruption recovery period deemed allowable under the term of the Company’s insurance policies and the Company’s ability to limit ongoing costs such as facility rents, taxes, and utilities. Further, there can be no assurance that sales levels at certain franchised restaurants that have remained open in the region will continue at the heightened levels experienced since the storm.
Church’s Chicken™ is a trademark of Cajun Operating Company, under license by Cajun Funding Corp.
Cinnabon® is a registered trademark of Cinnabon, Inc.